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EXHIBIT 5.5

	Telephone:	(020) 7330 3000
	Fax (Group 3):	(020) 7330 9999
	Fax (Group 4):	(020) 7248 1100
DX No. 73
www.allenovery.com
Our Ref: 77405-00002 ICM:829708.7
31st March, 2005
To:
Huntsman Advanced Materials LLC (the Issuer)
500 Huntsman Way
Salt Lake City, UT 84108

Dear Sirs,

        We have acted as legal advisers to Huntsman Advanced Materials (UK) Limited, formerly known as Vantico Limited (Huntsman Limited) and Huntsman Advanced Materials Holdings (UK) Limited, formerly known as Vantico Holding Limited (Huntsman Holdings and, together with Huntsman Limited, the English Guarantors) as to matters of English law in connection with an exchange offer (the Exchange Offer) in which the Issuer will issue US$250,000,000 11% Guaranteed Senior Secured Notes due 2010 (the New Fixed Rate Notes) and US$100,000,000 Senior Secured Floating Rate Notes due 2008 (the New Floating Rate Notes and, together with the New Fixed Rate Notes, the New Notes) and will offer the New Notes in exchange for the Issuer's outstanding US$250,000,000 11% Senior Secured Notes due 2010 (the Old Fixed Rate Notes) and US$100,000,000 Senior Secured Floating Rate Notes due 2008 (the Old Floating Rate Notes and, together with the Old Fixed Rate Notes, the Old Notes). The Old Notes and the New Notes (together, the Notes) are guaranteed by, among others, the English Guarantors. The Old Notes are, and the New Notes will be, constituted by an indenture (the Indenture) entered into by and among the Issuer, the Guarantors (as defined in the Indenture) and the Trustee (as defined in the Indenture) dated 30th June, 2003.

        We have examined copies of:

  (a)
  the Memorandum and Articles of Association of each English Guarantor and their respective certificates of incorporation and certificates of incorporation on change of name as in force on 30th June, 2003;

  (b)
  minutes of a meeting of the board of directors of Huntsman Limited (then known as Vantico Limited) held on 30th June, 2003 and minutes of a meeting of the board of directors of Huntsman Holdings (then known as Vantico Holding Limited) held 30th June, 2003;

  (c)
  written resolutions of the shareholders of Huntsman Limited (then known as Vantico Limited) dated 30th June, 2003 and of Huntsman Holdings (then known as Vantico Holding Limited) dated 30th June, 2003;

  (d)
  a power of attorney of Huntsman Limited (then known as Vantico Limited) dated 30th June, 2003 and a power of attorney of Huntsman Holdings (then known as Vantico Holding Limited) dated 30th June, 2003;

  (e)
  a director's certificate of Huntsman Limited (then known as Vantico Limited) dated 30th June, 2003 and a director's certificate of Huntsman Holdings (then known as Vantico Holding Limited) dated 30th June, 2003 (together, the Directors' Certificates);

  (f)
  the Indenture, which includes the guarantee (the Guarantee) given by each English Guarantor; and

  (g)
  a copy of the Registration Statement on Form S-4 (file no. 333-115344) filed by the Issuer with the U.S. Securities and Exchange Commission (the Registration Statement).

        Our opinion is confined solely to the laws of England and is limited solely to the matters contained in it. We have made no investigation of the laws of any other jurisdiction and we do not express or imply any opinion on any such laws.

        The Indenture and each Guarantee is expressed to be governed by the laws of the State of New York. We have assumed that, so far as the laws of the State of New York are concerned, the Indenture and each Guarantee constitutes a legal, valid and binding obligation of each party thereto, enforceable against each such party in accordance with its terms and that such laws do not qualify or affect our opinion as set out below.

        We have also assumed that:

  (i)
  all signatures and documents are and were genuine;

  (ii)
  all documents are and remain up to date;

  (iii)
  the giving of the Guarantees under, and the assumption by the English Guarantors of obligations contained in, the Indenture were for the legitimate purposes of each English Guarantor and may reasonably be regarded as having been in the interests of that English Guarantor;

  (iv)
  the giving of the Guarantees under, and the assumption by the English Guarantors of obligations contained in, the Indenture did not constitute financial assistance for the purpose of section 151 of the Companies Act 1985;

  (v)
  each of the parties to the Indenture who was, at the time it was entered into, carrying on, or purporting to carry on, any relevant regulated activity in the United Kingdom was an authorised person permitted to carry on that regulated activity or an exempt person in respect of that regulated activity under the Financial Services and Markets Act 2000 (the FSMA) and the Indenture was not entered into in consequence of a communication made in breach of section 21(1) of the FSMA;

  (vi)
  the certifications contained in the Directors' Certificates to which we have referred herein were when made, and remain, true and accurate; and

  (vii)
  no resolutions have been passed or other corporate actions been taken since 30th June, 2003 by either English Guarantor which would affect the opinions given in this opinion.

        On the basis of the foregoing, and having regard to such legal considerations as we deem relevant and subject as set out below and to any matters not disclosed to us, we are of the opinion that:

1.
Each English Guarantor is duly incorporated and validly existing as a private company with limited liability under the laws of England and has the power and authority under its Memorandum and Articles of Association to execute the Indenture.

2.
Each English Guarantor has full corporate power and authority to perform its obligations under the Indenture and its Guarantee.

3.
The execution and delivery by each English Guarantor of the Indenture and its Guarantee and the performance by each of them of its obligations thereunder were duly authorised by each English Guarantor.

4.
The Indenture and its Guarantee were duly executed by a duly appointed attorney on behalf of each English Guarantor.

        Our confirmation that each English Guarantor is validly existing is given on the basis of the following search and enquiry and subject to the following limitations:

  (i)
  We have on 31st March, 2005 made a search at the Companies Registry, London which revealed no order or resolution for the winding up of either English Guarantor and no notice of appointment of a receiver or administrator in respect of either of them. However, the search would not reveal whether or not a winding up petition has been presented, an application for an administration order has been made or notice of an intention to appoint an administrator has been given. Furthermore, it is possible that notice of a winding up order made or resolution passed or a receiver or administrator appointed may not have been filed at the Companies Registry immediately or may have been filed but not entered on the public microfiche immediately.

  (ii)
  We have also on 31st March, 2005 made an enquiry of the Central Registry of Winding Up Petitions which has informed us that it has no record of the presentation of any petition for compulsory winding up in respect of either English Guarantor or of any application or order, or the filing of any documents with the court, for the appointment of an administrator in respect of either English Guarantor. However, it is possible that the index may not be completely up-to-date. Furthermore, the Central Registry of Winding Up Petitions does not relate to petitions for voluntary winding up. We have not made any enquiries of any District Registry or County Court.

        We are assuming that the results of such search and enquiry are complete and accurate and that there has been no change in the position since the times at which the search and enquiry were made.

        This opinion, which shall be construed in accordance with English law, is given to the Issuer in connection with the Exchange Offer. Subject as provided in the next paragraphs, you may not give copies of this opinion to others without our prior written permission.

        We acknowledge that Stoel Rives LLP will rely on this opinion in its capacity as legal counsel to the Issuer for the purpose of giving an opinion to the Issuer on the date of this opinion.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission issued thereunder.

        This opinion is given on the basis of English law in force and applied by English courts at the date of this opinion and on the basis that there has been no amendment to, or termination or replacement of, any of the documents examined by us and no change in any of the facts assumed by us for the purposes of giving this opinion. It is also given on the basis that we have no obligation to notify any addressee of this opinion of any change in English law or its application after the date of this opinion.

Yours faithfully,

/s/ Allen & Overy LLP

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  EXHIBIT 5.5